Perma-Fix Announces Closing of Private Exchange Offer

ATLANTA – May 31, 2018 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) (the “Company”) announced today the expiration and results of its previously announced offer to exchange (the “Exchange Offer”) all of the outstanding shares of Series B Preferred Stock (“Series B Preferred”) issued by East Tennessee Materials & Energy Corporation, a Tennessee corporation (“M&EC”) and a subsidiary of the Company, for up to 135,000 newly-issued shares of common stock of the Company, par value $0.001 per share (“Common Stock”). There were approximately 13 holders of record of M&EC Series B Preferred. The Exchange Offer was made on an all-or-none basis, for all of the shares of M&EC Series B Preferred outstanding. The Company owns all of the voting stock of M&EC. As of the Expiration Date, there was a total of 1,284,730 shares of M&EC Series B Preferred outstanding, and all holders of M&EC Series B Preferred have validly tendered and not validly withdrawn their tender. The Company has accepted the tender of all of the outstanding shares of M&EC Preferred Stock.

The following is a brief summary of certain key elements of the Exchange Offer:

The Exchange Offer expired at Midnight, Eastern Standard Time, on May 30, 2018 (the “Expiration Date”). We have accepted the exchange promptly after the Expiration Date.

The Company will issue a total of 134,994 shares of Common Stock as a result of the Exchange Offer. This is based on each holder of Series B Preferred receiving for every share of Series B Preferred tendered 0.1050805 shares of Common Stock, except as otherwise provided below as to fractional shares, with the total number of shares of Common Stock issued in the Exchange Offer not to exceed 135,000 shares.

The Company will not issue fractional shares of Common Stock in the Exchange Offer, but instead will pay a nominal amount in cash for all fractional shares based upon the closing price per share of Common Stock on the last trading day immediately preceding the Expiration Date of the Exchange Offer.

The shares of Common Stock are issued in a private placement in exchange for shares of Series B Preferred and issued pursuant to an exemption from registration under Rule 506 of Regulation D under of the Securities Act of 1933, as amended. Shares of Common Stock so issued in the exchange will be considered restricted securities that have restrictions on transferability and may not be transferred or resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom and in compliance with other applicable securities laws.

Documents relating to the Exchange Offer were only distributed to holders of record of the Series B Preferred, all of whom completed and returned Letters of Transmittal agreeing, among other things, to the exchange, waving their rights to all accrued and unpaid cumulative dividends in the Series B Preferred and that the shares of Common Stock to be issued in the exchange shall be restricted securities.

Mark Duff, President and CEO of the Company, commented, “We appreciate the support of the Series B Preferred shareholders, as this was an important step in completing the closure of M&EC. As previously reported, the Exchange Offer eliminates M&EC’s dividend obligations in connection with its Series B Preferred and, accordingly, enhances the Company’s consolidated financial statements.”

This press release does not constitute an offer or an invitation to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders by the Company to participate in the Exchange Offer in any manner, including in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.

The Exchange Offer was made solely pursuant to an exchange offer memorandum and letter of transmittal, which were distributed only to such persons that were holders of record of the Series B Preferred and in such jurisdictions as permitted under applicable law.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services for DOE, DOD and commercial facilities nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “views”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: the advantages of the Exchange Offer to the Company and M&EC. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, but not limited to, failure to comply with the NASDAQ listing requirements which could result in the Company’s Common Stock being removed from listing on the NASDAQ; shareholder inability to sell the Common Stock received in the Exchange Offer; changes in generally accepted accounting principles; and the “Risk Factors” listed in the Company’s 2017 Form 10-K and Form 10-Q for the quarter ended March 31, 2018. While the Company’s Common Stock is listed currently on the Nasdaq Capital Market, failure to continue to meet the Nasdaq’s listing requirements could result in the Common Stock’s removal from listing on the Nasdaq, which could have an adverse effect on the exchanging shareholders’ ability to sell the Common Stock received by them in the Exchange Offer. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316